Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105682) pertaining to The Gorman-Rupp Company 401(k) Plan of our report dated June 27, 2014, with respect to the financial statements and schedules of The Gorman-Rupp Company 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 27, 2014